Exhibit 99.1

Benihana Inc. Reports Fiscal Second Quarter 2010 Results

-Conference Call to be Held Today at 5:00 PM ET-

MIAMI--(BUSINESS WIRE)--November 24, 2009--Benihana Inc. (NASDAQ: BNHNA; BNHN), operator of the nation’s largest chain of Japanese theme and sushi restaurants, today reported results for its 12-week fiscal second quarter ended October 11, 2009.

Richard C. Stockinger, Chief Executive Officer, said, "In the fiscal second quarter, we experienced a lower than expected comparable sales trend which pressured our operating margins. Additionally, we launched our Benihana Teppanyaki Renewal Program, which is focused on improving guest perceptions as they relate to image, quality, consistency, and lack-of-Japan. The decline in sales, its impact on operating margins, and incremental cost increases associated with the Renewal Program negatively impacted our results, and we failed to meet the leverage ratio required under our credit agreement with Wachovia. That agreement has now been amended.”

Mr. Stockinger continued, “Despite the difficult challenges posed by the sluggish national economy, we believe that the substantial investments we have made—both through the extensive physical renovations we have completed to date and the ongoing Renewal Program—are necessary to ensure and enhance the long-term success of the Benihana Teppanyaki brand. While there can be no assurance that the Renewal Program will ultimately prove successful, we do believe that we are acting in the best long-term interest of the business, and are confident that these efforts will create significant value for our shareholders over time. At the same time, we are sensitive to the need to conserve cash and increase operating efficiencies, and toward that end, have hired a new Chief Operating Officer (Chris Ames) who has been charged with identifying opportunities to more effectively manage costs from restaurant operations, further developing and strengthening the restaurant operations management teams, and improving overall operating procedures.”

Fiscal Second Quarter 2010 Results

For the fiscal second quarter of 2010, total revenues decreased 0.9% to $69.3 million, compared to $70.0 million in fiscal second quarter 2009. Total restaurant sales decreased 0.8% to $69.0 million in the second fiscal quarter 2010 from $69.6 million in the second fiscal quarter 2009.

Company-wide comparable restaurant sales for the fiscal second quarter 2010 were (9.9%), including (12.2%) at Benihana teppanyaki, 0.2% at RA Sushi, and (14.3%) at Haru. During the period, Benihana teppanyaki represented approximately 64.4% of consolidated restaurant sales, while RA Sushi and Haru accounted for 24.7% and 10.9% of consolidated restaurant sales, respectively. There were a total of 1,179 store-operating weeks in the second fiscal quarter 2010 compared to 1,055 store-operating weeks in the second fiscal quarter 2009.

Restaurant operating profit for the fiscal second quarter of 2010 was $4.7 million, or 6.8% of restaurant sales, compared to $9.0 million, or 12.9% of restaurant sales a year-ago.

Marketing, general and administrative expenses for the fiscal second quarter of 2010 totaled $6.8 million, or 9.9% of restaurant sales, compared to $5.7 million, or 8.3% of restaurant sales in the same period last year.

Loss from operations was $1.9 million for the fiscal second quarter of 2010, compared to income from operations of $3.4 million in the prior year quarter.

Net loss for the fiscal second quarter of 2010 was $0.8 million, or $0.07 in diluted loss per share, compared to net income of $2.0 million, or $0.11 in diluted earnings per share in the same quarter last year.

Financing

As of the end of the fiscal second quarter 2010, the Company was not in compliance with the required leverage ratio under the terms of the line of credit with Wachovia, N.A. On November 23, 2009, Wachovia waived such noncompliance and the terms of the credit line were amended, as further discussed in our quarterly report on Form 10-Q, which is being filed concurrently. Under the amended terms, the amount available to borrow has been reduced to $40.5 million with further reductions over the remaining term. Additionally, the required financial covenants have been amended to provide additional operating flexibility. Consequently, the applicable margins charged on the borrowings will substantially increase.

In anticipation of the scheduled maturity of the line of credit and in response to scheduled reductions in the amounts to be made available to the Company under the facility, the Board of Directors has appointed a special committee of independent directors to explore supplemental and alternative sources of financing that may be available to the Company. As a result, the special committee has authorized the filing of a Registration Statement on Form S-3 under the Securities Act of 1933 covering the sale of an indeterminate amount of the Company’s Class A Common Stock, Common Stock, preferred stock, debt securities, and subscription rights for an aggregate initial offering price totaling approximately $30,000,000. The Company also has under consideration the call of a special meeting of shareholders to consider and act upon an amendment to the Certificate of Incorporation increasing its authorized capital stock, which may be necessary in order to complete such a financing.

Development

The Company completed its Company-owned development plans for fiscal year 2010 with the opening of a RA Sushi restaurant in Leawood, Kansas during the fiscal second quarter. In addition, during the fiscal third quarter 2010, a new franchise partner is scheduled to open the first Benihana teppanyaki restaurant in Buenos Aires, Argentina.

Withdrawal of Previous Fiscal Year 2010 Guidance

The continuing uncertainty in the current economic environment, as well as the impact on operations stemming from the implementation of the Benihana Teppanyaki Renewal Program, has obscured the Company’s ability to forecast results for the remainder of the fiscal year with sufficient confidence. The Company is therefore withdrawing the guidance previously provided for fiscal year 2010.

FORWARD-LOOKING STATEMENTS

This current report contain various “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve substantial risks and uncertainties. When used in this current report and in any documents incorporated by reference herein, the words “anticipate,” “believe,” “estimate,” “may,” “intend,” “expect” and similar expressions identify certain of such forward-looking statements. These forward-looking statements represent our expectations or beliefs concerning future events. Actual results, performance, or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements contained herein as a result of a number of factors, either individually or in combination, including changes in consumer dining preferences, the reaction of our customers and employees to the Benihana Teppanyaki Renewal Program, fluctuations in commodity prices, availability of qualified employees, changes in the general economy and the availability and cost of credit, industry cyclicality, and in consumer disposable income, competition within the restaurant industry, availability of suitable restaurant locations, harsh weather conditions in areas in which we and our franchisees operate restaurants or plan to build new restaurants, acceptance of our concepts in new locations, changes in governmental laws and regulations affecting labor rates, employee benefits, and franchising, ability to complete restaurant construction and renovation programs and obtain governmental permits on a reasonably timely basis, an adverse outcome in the dispute between us and the former minority stockholders of Haru Holding Corp. and other factors that we cannot presently foresee.

Conference Call Today

The conference call can be accessed live over the phone by dialing 888-715-1393, or for international callers, 913-312-1520. A replay will be available one hour after the call through December 1, 2009 and can be accessed by dialing 888-203-1112, or for international callers, 719-457-0820; the conference ID is 7459864. The call will also be webcast live from the investor relations portion of the Company's website at www.benihana.com.

About Benihana

Benihana Inc. (Nasdaq: BNHN and BNHNA) is the nation's leading operator of Japanese theme and sushi restaurants, with 64 Benihana, 25 RA Sushi and nine Haru restaurants. Famous for its entertaining chefs who present and prepare delicious Teppanyaki entrees at hibachi tables, as well as sushi and other Japanese favorites, Benihana introduced Japanese food to America in 1964. RA Sushi offers a subtly sexy and energetic experience with a hip ambience, and Haru is an urban, upscale sushi concept. In addition, twenty-two franchised Benihana restaurants operate in the U.S., Latin America and the Caribbean.

To learn more about the Company and its three Japanese theme and sushi restaurant concepts, please view the corporate video at www.benihana.com/about/video.

Benihana Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings
(Unaudited)

(in thousands except per share data)
	Three Periods Ended
	11-Oct-09	12-Oct-08	$ Change	% Change

Revenues
Restaurant sales	$68,989	$69,575	$(586)	-0.8%
Franchise fees and royalties	359	405	(46)	-11.4%
Total revenues	69,348	69,980	(632)	-0.9%

Costs and Expenses
Cost of food and beverage sales	16,646	16,899	(253)	-1.5%
Restaurant operating expenses	47,661	43,720	3,941	9.0%
Restaurant opening costs	160	248	(88)	-35.5%
Marketing, general and administrative expenses	6,814	5,747	1,067	18.6%
Total operating expenses	71,281	66,614	4,667	7.0%

(Loss) income from operations	(1,933)	3,366	(5,299)	-157.4%
Interest expense, net	(407)	(334)	(73)	21.9%

(Loss) income before income taxes	(2,340)	3,032	(5,372)	-177.2%
Income tax (benefit) provision	(1,501)	1,061	(2,562)	-241.5%

Net (loss) income	(839)	1,971	(2,810)	-142.6%
Less: accretion of issuance costs and preferred stock dividends	250	251	(1)	-0.4%

Net (loss) income attributable to common stockholders	$(1,089)	$1,720	$(2,809)	-163.3%

(Loss) Earnings Per Share
Basic (loss) earnings per common share	$(0.07)	$0.11	$(0.18)	-163.6%
Diluted (loss) earnings per common share	$(0.07)	$0.11	$(0.18)	-163.6%

Weighted Average Shares Outstanding
Basic	15,399	15,290	109	0.7%
Diluted	15,399	15,306	93	0.6%

Benihana Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings
(Unaudited)

(in thousands except per share data)
	Seven Periods Ended
	11-Oct-09	12-Oct-08	$ Change	% Change

Revenues
Restaurant sales	$164,454	$163,500	$954	0.6%
Franchise fees and royalties	866	940	(74)	-7.9%
Total revenues	165,320	164,440	880	0.5%

Costs and Expenses
Cost of food and beverage sales	39,004	39,499	(495)	-1.3%
Restaurant operating expenses	108,571	102,640	5,931	5.8%
Restaurant opening costs	1,063	983	80	8.1%
Marketing, general and administrative expenses	16,635	14,523	2,112	14.5%
Total operating expenses	165,273	157,645	7,628	4.8%

Income from operations	47	6,795	(6,748)	-99.3%
Interest expense, net	(804)	(390)	(414)	106.2%

(Loss) income before income taxes	(757)	6,405	(7,162)	-111.8%
Income tax (benefit) provision	(1,010)	2,242	(3,252)	-145.0%

Net income	253	4,163	(3,910)	-93.9%
Less: accretion of issuance costs and preferred stock dividends	583	585	(2)	-0.3%

Net (loss) income attributable to common stockholders	$(330)	$3,578	$(3,908)	-109.2%

(Loss) Earnings Per Share
Basic (loss) earnings per common share	$(0.02)	$0.23	$(0.25)	-108.7%
Diluted (loss) earnings per common share	$(0.02)	$0.23	$(0.25)	-108.7%

Weighted Average Shares Outstanding
Basic	15,374	15,284	90	0.6%
Diluted	15,374	15,342	32	0.2%

Benihana Inc. and Subsidiaries
Sales by Concept
(Unaudited)

(in thousands)
	Three Periods Ended
	11-Oct-09	12-Oct-08	$ Change	% Change

Total restaurant sales by concept:
Benihana	$44,429	$46,413	$(1,984)	-4.3%
RA Sushi	17,071	14,420	2,651	18.4%
Haru	7,489	8,742	(1,253)	-14.3%
Total restaurant sales	$68,989	$69,575	$(586)	-0.8%

Comparable restaurant sales by concept:
Benihana	$40,599	$46,248	$(5,649)	-12.2%
RA Sushi	14,453	14,420	33	0.2%
Haru	7,489	8,742	(1,253)	-14.3%
Total comparable restaurant sales	$62,541	$69,410	$(6,869)	-9.9%

Benihana Inc. and Subsidiaries
Sales by Concept
(Unaudited)

(in thousands)
	Seven Periods Ended
	11-Oct-09	12-Oct-08	$ Change	% Change

Total restaurant sales by concept:
Benihana	$107,653	$110,646	$(2,993)	-2.7%
RA Sushi	39,178	32,223	6,955	21.6%
Haru	17,623	20,631	(3,008)	-14.6%
Total restaurant sales	$164,454	$163,500	$954	0.6%

Comparable restaurant sales by concept:
Benihana	$96,518	$110,565	$(14,047)	-12.7%
RA Sushi	32,884	32,223	661	2.1%
Haru	17,623	20,631	(3,008)	-14.6%
Total comparable restaurant sales	$147,025	$163,419	$(16,394)	-10.0%

Benihana Inc. and Subsidiaries
Restaurant Operating Profit
(Unaudited)

(in thousands)
	Three Periods Ended
	11-Oct-09	12-Oct-08	$ Change	% Change

Restaurant sales	$68,989	$69,575	$(586)	-0.8%

Restaurant operating expenses:
Cost of food and beverage sales	16,646	16,899	(253)	-1.5%
Labor and related costs	25,458	24,039	1,419	5.9%
Restaurant supplies	1,924	1,684	240	14.3%
Credit card discounts	1,341	1,343	(2)	-0.1%
Utilities	2,444	2,472	(28)	-1.1%
Occupancy costs	4,840	4,412	428	9.7%
Depreciation and amortization	4,452	4,020	432	10.7%
Other restaurant operating expenses	7,202	5,750	1,452	25.3%
Total restaurant operating expenses	64,307	60,619	3,688	6.1%

Restaurant operating profit	$4,682	$8,956	$(4,274)	-47.7%

Benihana Inc. and Subsidiaries
Restaurant Operating Profit
(Unaudited)

(in thousands)
	Seven Periods Ended
	11-Oct-09	12-Oct-08	$ Change	% Change

Restaurant sales	$164,454	$163,500	$954	0.6%

Restaurant operating expenses:
Cost of food and beverage sales	39,004	39,499	(495)	-1.3%
Labor and related costs	58,774	57,645	1,129	2.0%
Restaurant supplies	4,436	3,979	457	11.5%
Credit card discounts	3,154	3,138	16	0.5%
Utilities	5,217	5,199	18	0.3%
Occupancy costs	11,308	10,223	1,085	10.6%
Depreciation and amortization	10,115	9,601	514	5.4%
Other restaurant operating expenses	15,567	12,855	2,712	21.1%
Total restaurant operating expenses	147,575	142,139	5,436	3.8%

Restaurant operating profit	$16,879	$21,361	$(4,482)	-21.0%

Benihana Inc. and Subsidiaries
Restaurant Operating Margins
(Unaudited)

	Three Periods Ended
	11-Oct-09	12-Oct-08

Restaurant sales	100.00%	100.00%

Restaurant operating expenses:
Cost of food and beverage sales	24.13%	24.29%
Labor and related costs	36.90%	34.55%
Restaurant supplies	2.79%	2.42%
Credit card discounts	1.94%	1.93%
Utilities	3.54%	3.55%
Occupancy costs	7.02%	6.34%
Depreciation and amortization	6.45%	5.78%
Other restaurant operating expenses	10.44%	8.26%
Total restaurant operating expenses	93.21%	87.13%

Restaurant operating profit margin	6.79%	12.87%

Benihana Inc. and Subsidiaries
Restaurant Operating Margins
(Unaudited)

	Seven Periods Ended
	11-Oct-09	12-Oct-08

Restaurant sales	100.00%	100.00%

Restaurant operating expenses:
Cost of food and beverage sales	23.72%	24.16%
Labor and related costs	35.74%	35.26%
Restaurant supplies	2.70%	2.43%
Credit card discounts	1.92%	1.92%
Utilities	3.17%	3.18%
Occupancy costs	6.88%	6.25%
Depreciation and amortization	6.15%	5.87%
Other restaurant operating expenses	9.47%	7.86%
Total restaurant operating expenses	89.74%	86.94%

Restaurant operating profit margin	10.26%	13.06%

Benihana Inc. and Subsidiaries
Balance Sheet Data
(Unaudited)

(in thousands)
	11-Oct-09	29-Mar-09

Assets
Cash and cash equivalents	$1,736	$3,891
Other current assets	16,617	13,621
Total current assets	18,353	17,512

Property and equipment, net	201,458	203,299
Goodwill	18,020	18,020
Other assets	18,410	18,296

	$256,241	$257,127

Liabilities and Stockholders’ Equity
Other current liabilities	$40,022	$36,566
Total current liabilities	40,022	36,566

Long-term debt—bank	28,142	33,351
Other liabilities	15,360	15,237
Total liabilities	83,524	85,154

Convertible preferred stock	19,583	19,536
Total stockholders’ equity	153,134	152,437

	$256,241	$257,127

CONTACT:
ICR
Raphael Gross or Tom Ryan, 203-682-8200